                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*



                            Creative Computers, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  22527 E 107
--------------------------------------------------------------------------------
                                 (CUSIP Number)



________________________________________________________________________________
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

                    [_]   Rule 13d - 1(b)
                    [_]   Rule 13d - 1(c)
                    [X]   Rule 13d - 1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                     1 of 5

CUSIP No. 22527 E 107       13G                                Page 2 of 5 Pages

1      NAME OF REPORTING PERSON
       S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Sam U. Khulusi
---------------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                            (a)  [_]
                                                                                            (b)  [_]
---------------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY


---------------------------------------------------------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
---------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF              5   SOLE VOTING POWER
         SHARES                    __________ (including _____ shares subject to options exercisable within 60 days of 12/31/98)
      BENEFICIALLY             --------------------------------------------------------------------------------------------------
        OWNED BY                6   SHARED VOTING POWER
          EACH                      None
        REPORTING              ---------------------------------------------------------------------------------------------------
         PERSON                 7   SOLE DISPOSITIVE POWER
          WITH                      __________ (including _____ shares subject to options exercisable within 60 days of 12/31/98)
                               ---------------------------------------------------------------------------------------------------
                                8   SHARED DISPOSITIVE POWER
                                    None

---------------------------------------------------------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       _________________ (including ______ shares subject to options exercisable within 60 days of 12/31/98)
---------------------------------------------------------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]

---------------------------------------------------------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       ______%
---------------------------------------------------------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN

                                     2 of 5

Item 1(a)      Name of Issuer:
                   Creative Computers, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:
                   2555 W. 190th Street
                   Torrance, California 90504

Item 2(a)      Name of Person Filing:
                   Sam U. Khulusi

Item 2(b)      Address of Principal Business Office or, if none, Residence:
                   2555 W. 190th Street
                   Torrance, California 90504

Item 2(c)      Citizenship:
                   United States of America

Item 2(d)      Title of Class of Securities:
                   Common Stock

Item 2(e)      CUSIP Number:
                   22527 E 107

Item 3         Not applicable.

Item 4         Ownership.

               (a) Amount of Beneficially Owned: 1,911,585 (including 8,000 shares subject to options exercisable within 60 days of 12/31/98).

               (b) Percent of Class 18.6%

               (c) Number of shares as to which such person has:

                   (i) sole power to vote or to direct the vote:

                       1,911,585 (including 8,000 shares subject to options exercisable within 60 days of 12/31/98).

                                     3 of 5

                    (ii)  shared power to vote or to direct the vote:
                          0

                    (iii) sole power to dispose or to direct the disposition of:
                          ________ (including ___ shares subject to options exercisable within 60 days of 12/31/98).

                    (iv)  shared power to dispose or to direct the disposition of:
                          0

Item 5              Ownership of Five Percent or Less of a Class:
                          Not applicable.

Item 6              Ownership of More than Five Percent on Behalf of Another
                    Person:
                          Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
                          Not applicable.

Item 8              Identification and Classification of Members of the Group.
                          Not applicable.

Item 9              Notice of Dissolution of Group.
                          Not applicable.

Item 10             Certification.
                          Not applicable.

                                     4 of 5

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 16, 1999


/s/ Sam U. Khulusi
----------------------------
Sam U. Khulusi

                                     5 of 5